EXHIBIT 23.1


                          CONSENT OF ERNST & YOUNG LLP
                             INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-52237) and related Prospectus of HEALTHSOUTH Corporation for the registration of 15,501,707 shares of its common stock and to the incorporation by reference therein of our report dated February 25, 1998, except for Note 14, as to which the date is March 20, 1998, with respect to the consolidated financial statements and schedule of HEALTHSOUTH Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP

Birmingham, Alabama
June 1, 1998